Exhibit 5.1

February 9, 2022

Motive Capital Corp 7 World Trade Center 250 Greenwich Street, FL 47 New York, New York 10007

Ladies and Gentlemen:

We have acted as special legal counsel to Motive Capital Corp, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 7, 2021, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of September 13, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, FGI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, and Forge Global, Inc., a Delaware corporation. Pursuant to the Merger Agreement, the Company will domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “CICL”)(the “Domestication”).

In connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under Article 206 of the CICL and a domestication under Section 388 of the DGCL by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of the Company, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the Company’s shareholders. We refer herein to the Company following the effectiveness of the Domestication as “Forge Global Holdings, Inc.”.

As a result of and upon the effective time of the Domestication, among other things, (i) all of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Forge Global Holdings, Inc. (the “Common Stock”) and (ii) the Company’s then issued and outstanding public warrants to acquire Class A Ordinary Shares (the “Warrants”), issued pursuant to that certain Warrant Agreement, dated December 10, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), will automatically become by operation of law (and pursuant to Section 4.5 of the Warrant Agreement) warrants to acquire Common Stock.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (a) 205,200,000 shares of Common Stock (consisting of 41,400,000 shares of Common Stock issuable upon the conversion of Class A Ordinary Shares, 13,800,000 shares of Common Stock issuable upon exercise of the Warrants, and up to 150,000,000 shares of Common Stock issuable as consideration pursuant to the Merger Agreement) and (b) 13,800,000 Warrants to purchase up to 13,800,000 shares of Common Stock to be issued by Forge Global Holdings, Inc.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of:

(a)	the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

Motive Capital Corp

February 9, 2022

(c)	the form of proposed certificate of incorporation of Forge Global Holdings, Inc., to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 to the Registration Statement;

(d)	the form of proposed bylaws of Forge Global Holdings, Inc., to be adopted in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 to the Registration Statement;

(e)	the form of proposed certificate of corporate domestication of the Company, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”);

(f)	the Warrant Agreement, including the specimen certificate included therein; and

(g)	such other documents, records, certificates of officers and other representatives of the Company and of public officials and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. To the extent that our opinion may be dependent upon such matters, we have assumed, without independent investigation, (i) that each of the parties thereto, other than Forge Global Holdings, Inc. following the effectiveness of the Domestication, is a validly existing entity in good standing under the laws of its jurisdiction of formation and has all requisite entity power to execute, deliver and perform its obligations under the documents to which it is a party; (ii) that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not and will not violate any law, rule, regulation, order, judgment or decree, or the organizational documents, applicable to each such party; (iii) that the execution and delivery of such documents by each such party and the performance of its obligations thereunder do not constitute and will not constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which such party or its property is subject; and (iv) that such documents have been duly executed and delivered by each such party, as applicable, and that each such document is a legal, valid and binding obligation of each such party thereto, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The shares of Common Stock issuable automatically upon conversion of the Class A Ordinary Shares, when issued upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, will be duly authorized, validly issued, fully paid and non-assessable.

2.	The shares of Common Stock issuable upon exercise of the Warrants, when issued upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of Warrants and the payment of the exercise price for the Common Stock pursuant to the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

3.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Warrant will be a valid and binding obligation of Forge Global Holdings, Inc., enforceable against Forge Global Holdings, Inc. in accordance with its terms.

Motive Capital Corp

February 9, 2022

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York and the DGCL. This opinion is limited to the effect of the current state of the laws of the State of New York and the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

D.	Prior to effecting the Domestication and prior to the issuance of securities by Forge Global Holdings, Inc.: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Act, (ii) the shareholders of the Company will have approved, among other things, the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained.

E.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ GIBSON, DUNN & CRUTCHER LLP